Exhibit 99.1

For Immediate Release — April 27, 2009

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Quarterly Earnings Per Share Increase 12.5 Percent; Announces Quarterly Dividend

SIOUX FALLS, SD, April 27 — HF Financial Corp. (NASDAQ: HFFC), reported earnings for the fiscal third quarter ended March 31, 2009 of $1.8 million, or $0.45 in diluted earnings per share, versus $1.6 million, or $0.40 in diluted earnings per common share in the comparable period in fiscal 2008, a 12.5 percent increase in diluted earnings per share.

Revenue inclusive of net interest income and non-interest income totaled $12.2 million for the quarter, an increase of $1.7 million or 15.7 percent over the comparable period last year.  Net interest income totaled $9.2 million for the quarter, an increase of $1.5 million or 18.9 percent over the same period last year.  Net interest margin expressed on a fully taxable equivalent basis for the three month period was 3.55 percent, compared to 3.32 percent in the comparable period last year.  Net interest margin benefitted primarily from lower costs on interest-bearing liabilities and also expanded due to earning asset growth.

“Earnings continue to demonstrate the focus of our strategy of being a traditional, relationship-based financial services provider within the communities we serve,” stated Curtis L. Hage, Chairman, President and CEO of HFFC. “Increased mortgage refinance activity has been spurred by lower long-term rates and our staff has done a tremendous job responding to this opportunity for our customers.  We have been successful in attracting and retaining high quality staff across business lines and this has been a cornerstone to our strong revenue growth.”

For the quarter, non-interest income was $3.0 million, up $197,000 or 7.0 percent relative to the comparable period in fiscal year 2008.  Gain on sale of loans and gain on the sale of securities increased $286,000 and $387,000, respectively, while trust income and other non-interest income decreased $71,000 and $86,000, respectively, when compared to the same quarter of the prior fiscal year.  Net impairment losses recognized in earnings were $361,000 for the third quarter of fiscal year 2009, which partially offset some of the increase in other non-interest income.

As previously announced, HF Financial Corp. intends to pay back the $25 million in Capital Purchase Program (CPP) funds currently held by the United States Treasury as preferred stock.  The transaction is subject to approval by the Treasury and the company’s primary regulator the Office of Thrift Supervision.  Loan activity including new volume and renewals of existing credit totaled $190.8 million from the closing of the CPP transaction November 21, 2008, through March 31, 2009.

The ratio of non-performing loans and leases to total loans and leases at the end of the fiscal 2009 third quarter was 0.54 percent, compared to 0.50 percent at the end of the third quarter in the prior year period.  The increase in non-performing loans and leases was primarily attributable to an increase of $404,000 in accruing loans and leases delinquent more than 90 days, to $2.3 million at March 31, 2009.  Net loan and lease charge offs in the amount of $407,000 were recorded for the quarter ended March 31, 2009, compared to $405,000 for the comparable period last year.  The company incurred a provision for losses on loans and leases of $414,000 for the third quarter of fiscal year 2009 compared to $551,000 in the third fiscal quarter of 2008.

“We are strong in experience and structure related to our loan underwriting, analysis, review and collections,” said Darrel L. Posegate, president of Home Federal Bank.  “We have allocated reserves to mitigate the impact of a deepening recession that may impact our markets.”

Non-interest expense grew $854,000 or 11.3 percent, over last year’s third quarter.  The increase was due in part to an increase in net healthcare costs of $378,000, while federal deposit insurance premiums increased $249,000 due to changes in the assessment structure and deposit guarantee programs.

Third Quarter Year-to-Date Results

For the nine months ended March 31, 2009, the Company reported earnings of $5.7 million, or $1.40 in diluted earnings per common share, versus $4.2 million, or $1.05 in diluted earnings per common share, for the comparable period in fiscal year 2008, a 33.3 percent increase in diluted earnings per common share.

Net interest income for the first nine months of the fiscal year totaled $26.8 million, up $5.5 million, or 25.7 percent over the corresponding period last year.  Net interest margin on a fully taxable equivalent basis for the nine month period ended March 31, 2009, was 3.37 percent compared to 3.08 percent for the comparable period last year.  The net interest margin benefitted primarily from lower costs on interest-bearing liabilities, and growth in earning assets.

Non-interest income for the nine months ended March 31, 2009, totaled $9.0 million, an increase of $394,000, or 4.6 percent, versus the comparable period in fiscal 2008.  Non-interest income growth was driven by an  increase in fees on deposits of $315,000, gain on sale of loans of $124,000 and gain on the sale of securities of $512,000.  These increases were partially offset by a decrease in trust income of $194,000 and net impairment losses recognized in earnings of $361,000.

Non-interest expense during the first nine months of fiscal 2009 increased $3.6 million, to $26.0 million, up 16.0 percent over the comparable period last year.  Increases include higher healthcare costs of $1.1 million and compensation and performance-based incentives of $943,000.  Federal deposit insurance premiums increased $465,000 and other non-interest expenses increased $883,000.

Average earning assets increased 14.1 percent, yielding 5.76 percent for the nine months ended March 31, 2009, compared to the same period last year, which yielded 6.74 percent.  Average interest-bearing liabilities increased 12.8 percent, with a cost of funds of 2.75 percent for the nine months ended March 31, 2009 compared to the similar period last year with a cost of funds rate of 4.16 percent.

Balance Sheet Performance

Loans and leases receivable at March 31, 2009 totaled $819.5 million, an increase of $35.8 million from the balance at June 30, 2008.  As previously announced, the company made a decision in the first quarter of fiscal year 2008 to cease origination of indirect automobile loans.  During the current fiscal year, consumer indirect loans decreased $18.3 million, to $26.0 million; while agriculture loans increased $52.9 million, to $213.1 million at March 31, 2009. Other lines of business increased a total of $1.2 million in loan and lease receivables since June 30, 2008.

Total non-performing assets increased $1.5 million or 39.2 percent for the nine month period ending March 31, 2009.  The increase in non-performing assets was primarily attributable to an increase of $1.5 million in accruing loans and leases delinquent more than 90 days to $2.3 million at March 31, 2009.  These loans are well-secured and in the process of collection.  Foreclosed assets increased by $55,000 to $698,000 and were offset by a decrease in non-accruing loans and leases of $65,000.  The ratio of allowance for loan and lease losses to nonperforming loans and leases decreased to 180.1 percent at March 31, 2009, compared to 191.1 percent at June 30, 2008.

The company has pooled trust preferred securities in its investment portfolio that are currently impaired under applicable accounting rules.  The Financial Accounting Standards Board (FASB) has issued additional guidance as to how to account for impaired investments as well as determining the fair value of these securities in an inactive market.  The company has attempted to determine fair value of these securities were they sold at the end of the quarter in an orderly transaction that was not a forced liquidation or a distressed sale.

The company’s $11.9 million of pooled trust preferred securities have been downgraded below investment grade by Moody’s.  The company has performed an analysis to determine if any of the securities have a credit loss by estimating if any of the cash flows are not expected to be received as contracted.  Based on this analysis, three pools of $6.3 million of the $11.9 million have other-than-temporary impairment with a credit loss totaling $361,000, which was recorded as a net impairment loss recognized in earnings for the third quarter.

Deposits at March 31, 2009 totaled $804.2 million, an increase of $20.0 million, or 2.5 percent, from the balance at June 30, 2008.  During the nine month period, public fund account balances increased $7.4 million due in part to typical seasonal fluctuations.  In-market and out-of-market certificates of deposit increased a total of $67.3 million from $353.3 million to $420.6 million for the nine month period. Non-interest bearing checking, interest bearing checking, money market accounts and savings accounts decreased $9.4 million, $1.9 million, $28.6 million, and $7.4 million, respectively, which partially offset the other increases in deposits.

Quarterly Dividend Declared

The company announced it will pay a quarterly cash dividend of 11.25 cents per common share for the third quarter of the 2009 fiscal year.  The dividend will be paid on May 15, 2009 to stockholders of record on May 8, 2009.

The company also announced a quarterly cash dividend on its Fixed Rate Cumulative Perpetual Preferred Stock (Series A) issued to the U.S. Treasury Department under its voluntary Capital Purchase Program.  The dividend amount is equal to $12.50 per preferred share.  This amount is based on a rate per annum of 5 percent, and is payable for the three month period of February 15, 2009 through May 15, 2009 using 30-day months.

Third Quarter Fiscal 2009 Conference Call and Webcast

The company will host its quarterly conference calls and webcasts to discuss its quarterly financial and operational results.  The conference call and webcast is scheduled for Tuesday, April 28, 2009 at 9:00 am CT (10:00 am ET) during which the company will discuss its third quarter and year-to-date fiscal 2009 earnings results.

Curtis L. Hage, Chairman of the Board, President and Chief Executive Officer, and Darrel L. Posegate, Executive Vice President, Chief Financial Officer and Treasurer, will recap the company’s third quarter for fiscal 2009.

When:  Tuesday, April 28, 2009

Conference call:  9:00 am CT / 10:00 am ET

Dial-in Number:  1-877-407-9210

Call ID:  HF Financial Third Quarter Fiscal 2009 Earnings Conference Call

Webcast:  To listen to a live Webcast of the presentations, go to the Investor Relations page of the HF Financial website site, www.homefederal.com, and then the Webcast icon.  The Webcast replay will be available from 12 pm CT, Tuesday, April 28, 2009, until 6:00 pm CT, Friday, May 29.  Listening to the Webcast requires speakers and Windows Media Player.  If you do not have Media Player, download the free software at www.windowsmedia.com.

Replay:  If you do not have Internet access and want to listen to an audio replay, call 1-877-660-6853 using Account #: 286, Conference ID #: 320598. The audio replay will be available beginning at 12 pm CT on Tuesday, April 28, 2009, through 11:59 pm CT on Tuesday, May 26.

About HF Financial

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc.  As of March 31, 2009, the company had total assets of $1.2 billion and stockholders’ equity of $94.1 million.  The company is the largest publicly traded savings association headquartered in South Dakota, with 33 offices in 19 communities, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by the company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

*                 Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

*                 Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

*      Forecasts of future economic performance.

*      Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term rate environments); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the company’s loan and lease portfolios; the ability or inability of the company to manage interest rate and other risks; unexpected or continuing claims against the company’s self-insured health plan; the company’s use of trust preferred securities; the ability or inability of the company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, except share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Interest, dividend and loan fee income:
Loans and leases receivable	$12,045	$13,188	$37,709	$41,187
Investment securities and interest-earning deposits	2,963	2,354	8,696	6,425
	15,008	15,542	46,405	47,612
Interest expense:
Deposits	3,515	5,693	12,224	20,104
Advances from Federal Home Loan Bank and other borrowings	2,343	2,154	7,335	6,149
	5,858	7,847	19,559	26,253
Net interest income	9,150	7,695	26,846	21,359

Provision for losses on loans and leases	414	551	801	1,171

Net interest income after provision for losses on loans and leases	8,736	7,144	26,045	20,188

Noninterest income:
Fees on deposits	1,304	1,290	4,373	4,058
Loan servicing income	617	589	1,708	1,636
Gain on sale of loans, net	543	257	1,079	955
Trust income	158	229	533	727
Gain on sale of securities, net	387	—	512	—-

Total other-than-temporary impairment losses	(3,158)	—	(3,158)	—
Portion of loss recognized in other comprehensive income	2,797	—	2,797	—
Net impairment losses recognized in earnings	(361)	—	(361)	—

Other	356	442	1,138	1,212
	3,004	2,807	8,982	8,588

Noninterest expense:
Compensation and employee benefits	5,232	4,987	16,181	14,218
Occupancy and equipment	1,034	941	3,023	2,859
FDIC insurance	272	23	535	70
Foreclosed real estate and other properties, net	6	33	219	113
Other	1,864	1,570	6,029	5,146
	8,408	7,554	25,987	22,406

Income before income taxes	3,332	2,397	9,040	6,370
Income tax expense	1,161	774	3,048	2,149
Net income	2,171	1,623	5,992	4,221
Preferred stock dividend and accretion	340	—	340	—
Net income available to common shareholders	$1,831	$1,623	$5,652	$4,221

Basic earnings per common share:	$0.45	$0.41	$1.41	$1.06
Diluted earnings per common share:	$0.45	$0.40	$1.40	$1.05
Basic weighted average shares:	4,024,335	3,960,315	4,000,456	3,976,414
Diluted weighted average shares:	4,034,659	4,014,770	4,025,426	4,035,416
Outstanding shares (end of period):	4,025,982	3,952,423	4,025,982	3,952,423

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, except share data)

(Unaudited)

	3/31/2009	6/30/2008	3/31/2008
Balance Sheet Data
Total assets	$1,171,991	$1,103,494	$1,067,889
Cash and cash equivalents	13,732	21,170	18,781
Securities available for sale	250,045	225,004	215,993
Loans and leases receivable, net	811,390	777,777	754,054
Loans held for sale	21,193	8,796	9,927
In-Market Deposits	774,397	756,982	733,170
Out-of-Market Deposits	29,812	27,255	11,049
Advances from Federal Home Loan Bank and other borrowings	210,335	198,454	200,255
Subordinated debentures payable to trusts	27,837	27,837	27,837
Stockholders’ equity	94,094	64,203	65,532

Stockholder’s equity before OCI (1) to consolidated assets	8.35%	6.11%	6.20
OCI components to consolidated assets:
Net changes in unrealized gain (loss) on securities available for sale	(0.16)	(0.19)	0.01
Net unrealized losses on defined benefit plan	(0.07)	(0.08)	(0.01)
Net unrealized losses on derivatives and hedging activities	(0.06)	(0.01)	(0.04)
Goodwill to consolidated assets	(0.42)	(0.45)	(0.46)
Tangible capital to consolidated assets	7.64%	5.39%	5.70%

Book value per common share (2)	$17.16	$16.25	$16.56

Tier I (core) capital (3)	8.25%	7.78%	8.04%
Risk-based capital (3)	11.02%	10.83%	11.02%

Number of full-service offices	33	33	33

(1)  Accumulated other comprehensive income (loss)

(2)  Common equity divided by number of shares of outstanding common stock.

(3)  Capital ratios for Home Federal Bank.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

Loan and Lease Portfolio Composition

	March 31, 2009		June 30, 2008
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
One-to four-family (1)	$79,774	9.73%	$99,989	12.76%
Commercial business and real estate (2) (3)	313,198	38.22%	303,415	38.72%
Multi-family real estate	46,876	5.72%	45,093	5.75%
Equipment finance leases	17,240	2.10%	19,288	2.46%
Consumer direct (4)	113,238	13.82%	105,719	13.49%
Consumer indirect (5)	25,973	3.17%	44,294	5.65%
Agricultural	213,130	26.01%	160,267	20.45%
Construction and development	10,101	1.23%	5,645	0.72%
Total Loans and Leases Receivable (6)	$819,530	100.00%	$783,710	100.00%

(1) Excludes $15,579 and $7,958 loans held for sale at March 31, 2009 and June 30, 2008, respectively.

(2) Includes $2,912 and $3,012 tax exempt leases at March 31, 2009 and June 30, 2008, respectively.

(3) Excludes $0 and $223 commercial loans held for sale at March 31, 2009 and June 30, 2008, respectively.

(4) Excludes $5,614 and $614 student loans held for sale at March 31, 2009 and June 30, 2008, respectively.

(5) The Company announced Consumer Indirect originations ceased during the first quarter of Fiscal 2008.

(6) Includes deferred loan fees and discounts and undisbursed portion of loans in process.

Deposit Composition

	March 31, 2009		June 30, 2008
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Noninterest bearing checking accounts	$81,178	10.08%	$90,598	11.55%
Interest bearing checking accounts	88,191	10.97%	90,125	11.49%
Money market accounts	143,058	17.79%	171,689	21.89%
Savings accounts	71,155	8.85%	78,575	10.02%
In-market certificates of deposit	390,815	48.60%	325,995	41.57%
Out-of-market certificates of deposit	29,812	3.71%	27,255	3.48%
Total Deposits	$804,209	100.00%	$784,237	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Nine Months Ended
	3/31/2009	3/31/2008	3/31/2009	3/31/2008
Balance, beginning	$8,133	$5,424	$5,933	$5,872
Provision charged to income	414	551	801	1,171
Charge-offs	(469)	(485)	(982)	(1,700)
Recoveries	62	80	2,388	227
Balance, ending	$8,140	$5,570	$8,140	$5,570

	3/31/2009	6/30/2008	3/31/2008
Asset Quality
Nonaccruing loans and leases	$2,259	$2,324	$2,006
Accruing loans and leases delinquent more than 90 days	2,261	781	1,857
Foreclosed assets	698	643	442
Total nonperforming assets	$5,218	$3,748	$4,305
FAS Statement No. 5 Allowance for loan and lease losses	$7,953	$5,803	$5,350
FAS Statement No. 114 Impaired loan valuation allowance	187	130	220
Total allowance for loans and lease losses	$8,140	$5,933	$5,570

Ratio of nonperforming assets to total assets at end of period (1)	0.45%	0.34%	0.40%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	0.54%	0.39%	0.50%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	0.97%	0.75%	0.72%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	180.09%	191.08%	144.19%

(1)  Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.

(2)  Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Nine Months Ended
	3/31/2009		3/31/2008
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$820,766	6.12%	$772,732	7.09%
Investment securities (2) (3)	252,758	4.58%	167,980	5.09%
Total interest-earning assets	1,073,524	5.76%	940,712	6.74%
Noninterest-earning assets	66,772		70,653
Total assets	$1,140,296		$1,011,365

Interest-bearing liabilities:
Deposits:
Checking and money market	$233,156	0.99%	$271,388	3.02%
Savings	68,298	0.90%	52,195	2.40%
Certificates of deposit	383,205	3.49%	359,620	4.82%
Total interest-bearing deposits	684,659	2.38%	683,203	3.92%
FHLB advances and other borrowings	235,778	3.36%	129,295	4.59%
Subordinated debentures payable to trusts (4)	27,837	6.62%	27,837	8.09%

Total interest-bearing liabilities	948,274	2.75%	840,335	4.16%
Noninterest-bearing deposits	76,360		79,544
Other liabilities	37,091		27,650
Total liabilities	1,061,725		947,529
Equity	78,571		63,836
Total liabilities and equity	$1,140,296		$1,011,365

Net interest spread (5)		3.01%		2.58%
Net interest margin (5) (6)		3.33%		3.02%
Net interest margin, TE (7)		3.37%		3.08%
Return on average assets (8)		0.70%		0.56%
Return on average equity (9)		10.16%		8.80%

(1)  Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold and Federal Home Loan Bank stock.

(3)  Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)  Includes $125 expense in July 2007 for unamortized debt issuance costs.

(5)  Percentages for the nine months ended March 31, 2009 and March 31,2008 have been annualized.

(6)  Net interest margin is net interest income divided by average interest-earning assets.

(7)  Net interest margin expressed on a fully taxable equivalent basis.

(8)  Ratio of net income to average total assets.

(9)  Ratio of net income to average equity.